ATMEL CORPORATION AMENDED AND RESTATED SENIOR EXECUTIVE CHANGE OF CONTROL AND SEVERANCE PLAN AND SUMMARY PLAN DESCRIPTION

1.    Introduction. The purpose of this Atmel Corporation Amended and Restated Senior Executive Change of Control and Severance Plan (the “Plan”) is to provide assurances of specified severance benefits to eligible employees of the Company (or a subsidiary of the Company) whose employment is subject to being involuntarily terminated due to death, Disability, or other than for Cause or voluntarily terminated for Good Reason under the circumstances described in the Plan, including, but not limited to, following a Change of Control of the Company, and is intended, with the changes and amendments reflected herein, as a renewal of the Expired Plan (as each such capitalized term is defined in Section 2). The Company recognizes that the potential of a Change of Control can be a distraction to employees and can cause such employees to consider alternative employment opportunities. The Plan is intended to (i) assure that the Company will have continued dedication and objectivity of key employees, notwithstanding the possibility, threat or occurrence of a Change of Control and (ii) provide such employees with an incentive to continue their employment and to motivate them to maximize the value of the Company prior to and following a Change of Control for the benefit of its stockholders. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

2.    Important Terms. To help you understand how this Plan works, it is important to know the following terms:

2.1    “Administrator” means the Compensation Committee of the Board or another duly constituted committee of members of the Board, or officers of the Company as delegated by the Board, or any person to whom the Administrator has delegated any authority or responsibility pursuant to Section 12, but only to the extent of such delegation.

2.2    “Base Pay” means a Covered Employee’s regular straight-time salary as in effect during the last regularly scheduled payroll period immediately preceding the date on which an Involuntary Termination occurs. Base Pay does not include payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions or other compensation; provided, however, that, for purposes of Sections 4 and 5, notwithstanding the foregoing, if a termination event occurs to the Covered Employee on or after January 1 of any calendar year, but prior to the payment of the Covered Employee’s bonus for the immediately preceding calendar year (the immediately preceding calendar year being referred to as the “Completed Year”), then, in such event, the term “Base Pay” shall include, in addition to the amounts referred to in this definition and as calculated pursuant to Section 4 or 5, as applicable, the Covered Employee’s target bonus for the Completed Year based on the greater of (1) actual achievement if determined by the Compensation Committee of the Board prior to termination or (2) one hundred percent (100%) assumed achievement.

2.3    “Board” means the Board of Directors of the Company.

2.4    “Cause” means (i) the Covered Employee’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the Covered Employee a written demand for performance from the Company’s Chief Executive Officer which describes the basis for the Chief Executive Officer’s belief that the Covered Employee has not substantially performed his or her duties and the Covered Employee has not corrected such failure within thirty (30) days of such written demand; (ii) any act of personal dishonesty taken by the Covered Employee in connection with his or her responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in the substantial personal enrichment of the Covered Employee; (iii) the Covered Employee’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; (iv) a breach of any fiduciary duty owed to the Company by the Covered Employee that has a material detrimental effect on the Company’s reputation or business; (v) the Covered Employee being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not the Covered Employee admits or denies liability); (vi) the Covered Employee (A) obstructing or impeding; (B) endeavoring to obstruct, impede or improperly influence, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory authority (an “Investigation”); however, the Covered Employee’s failure to waive attorney-client privilege relating to communications with the Covered Employee’s own attorney in connection with an Investigation will not constitute “Cause”; or (vii) the Covered Employee’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by his or her position or the Covered Employee’s loss of any governmental or self-regulatory license that is reasonably necessary for the Covered Employee to perform his or her responsibilities to the Company (or a subsidiary of the Company), if (A) the disqualification, bar or loss continues for more than thirty (30) days, and (B) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced, it being understood that while any disqualification, bar or loss continues during the Covered Employee’s employment, the Covered Employee will serve in the capacity contemplated by his or her position to whatever extent legally permissible and, if the Covered Employee’s service in the capacity contemplated by his or her position is not permissible, the Covered Employee will be placed on leave (which will be paid to the extent legally permissible).

2.5    “Change of Control” means the occurrence of any of the following events: (i) the consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) greater than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that for purposes of this clause (i), the reference to “fifty percent (50%)” shall, without further action, be modified, during (and for the full term of) the Sunset Period to read “fifty-five percent (55%),” and shall, without further action, after the Sunset Period, be modified again, thereafter, to read “fifty percent (50%)” until the expiration of the Plan; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing greater than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or (iv) a change in the composition of the Board occurring within a one-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are either (x) elected by the Board pursuant to Section 3.4 of the Bylaws of the Company, or (y) nominated by the Board for election by the stockholders pursuant to Section 3.3 of the Bylaws of the Company, in either case (x) or (y), with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

2.6    “Change of Control Determination Period” means the time period beginning three (3) months before the Change of Control and ending twenty four (24) months following the Change of Control.

2.7    “Change of Control Severance Benefits” means the compensation and other benefits the Covered Employee will be provided pursuant to Section 4.

2.8    “Company” means Atmel Corporation, a Delaware corporation.

2.9    “Covered Employee” means (a) a person serving in the capacity of “Executive Vice President” or “Senior Vice President” of, and paid directly by, the Company as of the Effective Date, (b) a person who receives, after the Effective Date, an offer from, or a promotion or appointment by, the Company to serve in the capacity of “Executive Vice President” or “Senior Vice President” of the Company and both (x) accepts such offer, promotion or appointment of employment or such new position, and (y) commences or continues employment with the Company in the capacity referred to in this clause (b) and is paid directly by the Company in that capacity, (c) a Direct Report (as defined below in this Section 2.9) or (d) any person not covered by, or referred to, or included under, clauses (a), (b) or (c) of this definition who is an employee of the Company or a subsidiary and has been expressly designated in writing by the Administrator or the Chief Executive Officer as a “Covered Employee” entitled to participate in the Plan; provided, however, that a person shall not be deemed or designated as a “Covered Employee” under this definition (1) unless, and until, that person has also executed and delivered a Participation Agreement to the Company as required by the terms of this Plan or (2) if that person, prior to the earlier of the date of an Involuntary Termination or the first day of the Change of Control Determination Period, no longer satisfies the requirements of clauses (a), (b) or (c) or the written designation contemplated by clause (d) has been rescinded or changed, in writing, by the Administrator or the Chief Executive Officer. For purposes of the Plan, (1) in the event of the death or Disability of any Covered Employee, the rights of such “Covered Employee” shall inure to the full benefit of the designated beneficiary (provided such beneficiary has been designated prior to the Covered Employee’s death or Disability in a form and manner required by the Company’s 2005 Stock Plan), heirs, estate or personal representative of the applicable Covered Employee and (2) a “Direct Report” means a person who (a)(i) is serving in the capacity of a “Vice President” of the Company, (ii) reports directly to the Chief Executive Officer of the Company as reflected in the Company’s Human Resources organizational system, and (iii) is paid directly by the Company and has a principal place of business in the United States, as of the Effective Date, or (b) receives, after the Effective Date, an offer from, or a promotion or appointment by, the Company to serve in the capacity of a “Vice President” of the Company and will report directly to the Chief Executive Officer of the Company as reflected in the Company’s Human Resources organizational system and both (x) accepts such offer, promotion or appointment of employment or such new position, and (y) commences or continues employment with the Company in the capacity referred to in this clause (b), is paid directly by the Company in that capacity and has a principal place of business in the United States. A person who is designated as, or falls within the definition of, a “Covered Employee” under the Plan shall not also be included within, or otherwise obtain the benefits of, any other generally applicable Change of Control and Severance Plan separately adopted by the Company unless the terms thereof expressly and specifically provide for such inclusion in addition to inclusion of the Covered Employee under this Plan.

2.10    “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.11    “Effective Date” means May 28, 2015 (and the “Original Effective Date,” for purposes of Section 14 means August 5, 2013).

2.12    “Equity Compensation Awards” means, with respect to a Covered Employee, the Covered Employee’s unvested equity compensation awards outstanding on the later of the date of his or her Involuntary Termination or the Change of Control, other than performance-based restricted stock unit awards or other equity compensation awards that vest based on achievement of express performance goals, which performance goals have not, as of the later of the date of his or her Involuntary Termination or Change of Control, been achieved (except to the extent the performance plan governing, or terms of, those performance-based awards otherwise provide for, and permit, acceleration of those performance-based awards irrespective of whether all applicable performance goals have, or have not, been achieved on the date of the Involuntary Termination or Change of Control). For the sake of clarity, nothing herein will be deemed to extend the maximum term of a Covered Employee’s stock options as set forth in the applicable stock option agreements by and between the Covered Employee and the Company.

2.13    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.14    “Expired Plan” means the Company’s prior Executive Change of Control and Severance Plan, with an effective date of August 5, 2008, that was intended to expire by its terms on August 5, 2013, unless otherwise renewed.

2.15    “Good Reason” means the Covered Employee’s termination of employment within ninety (90) days following the end of the Cure Period (as defined below) as a result of the occurrence of any of the following without his or her written consent: (i) a material diminution of the Covered Employee’s authority, duties, or responsibilities, relative to the Covered Employee’s authority, duties, or responsibilities in effect immediately prior to such reduction, (ii) a material diminution by the Company in the Base Pay of the Covered Employee as in effect immediately prior to such reduction; provided, however, that following a Change of Control, a comparable reduction of the Base Pay of substantially all other executives of the consolidated entity that includes the Company will not constitute “Good Reason”, (iii) the relocation of the Covered Employee to a facility or a location more than fifty (50) miles from his or her then present location, or (iv) the failure of the Company to obtain the assumption of the Plan by any successor in accordance with Section 21 below; provided, however, that the Covered Employee must provide written notice to the Board of the condition that could constitute a “Good Reason” event within ninety (90) days of the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days (the “Cure Period”) of such written notice.

2.16    “Involuntary Termination” means a termination of employment of a Covered Employee under the circumstances described in Sections 4.1 and 5.1.

2.17    “Participation Agreement” means the individual agreement (a form of which is shown in Appendix A) provided by the Administrator to an employee of the Company designating such employee as a Covered Employee under the Plan, which has been signed and accepted by the employee.

2.18    “Plan” means this Atmel Corporation Amended and Restated Senior Executive Change of Control and Severance Plan, as set forth in this document, and as hereafter amended from time to time.

2.19    “Section 409A Limit” means the lesser of two (2) times: (i) the Covered Employee’s annualized compensation based upon the annual rate of pay paid to the Covered Employee during his or her taxable year preceding the Covered Employee’s taxable year in which the Covered Employee’s separation from service occurs as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Covered Employee’s employment is terminated.

2.20    “Severance Benefits” means the compensation and other benefits the Covered Employee will be provided pursuant to Section 5.

2.21    “Sunset Period” means the period from 12:01 a.m. on September 1, 2015 until 11:59 p.m., on August 31, 2016.

2.22    “Target Bonus” means, with respect to a Covered Employee, the Covered Employee’s target bonus pursuant to the Company’s applicable corporate bonus plan (i) at the rate in effect for the fiscal year in which the Covered Employee’s Involuntary Termination occurs and (ii) assuming one hundred percent (100%) achievement of the Covered Employee’s and the Company’s full year performance objectives, if any (provided, however, that if the applicable corporate bonus plan in effect at the time of the Covered Employee’s Involuntary Termination includes interim performance periods within the subject year that may, or may not, have been completed or commenced prior to the date of determination, then, in such event, the performance achievement for purposes of this definition shall be the greater of (x) one hundred percent (100%) assumed achievement or (y) actual performance achievement for any completed interim performance periods within the subject year). Notwithstanding the foregoing, the Covered Employee’s Target Bonus for purposes of the Plan shall be deemed to be the amount received as a bonus by the Covered Employee for the Company’s fiscal year preceding the date of the Covered Employee’s termination of employment if a target bonus has not been established for the then current fiscal year.

3.    Eligibility for Change of Control Severance Benefits and Severance Benefits. An individual is eligible for the Change of Control Severance Benefits or the Severance Benefits under the Plan, in the amount set forth in Section 4 or Section 5, respectively, only if he or she is a Covered Employee on the date he or she experiences an Involuntary Termination.

4.    Change of Control Severance Benefits.

4.1    Involuntary Termination in Connection with a Change of Control. If, at any time within the Change of Control Determination Period, (i) a Covered Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason, or (ii) the Company (or any parent or subsidiary of the Company) terminates such Covered Employee’s employment due to death, Disability, or other than for Cause, then, subject to the Covered Employee’s compliance with Section 7, the Covered Employee shall receive the following Change of Control Severance Benefits from the Company:
4.1.1    Cash Severance Benefits. The Covered Employee shall be entitled to (i) a lump sum payment in cash equal to one (1) times the Covered Employee’s Base Pay, (ii) a lump sum payment in cash equal to the Covered Employee’s Target Bonus, and (iii) a lump sum payment in cash equal to the Covered Employee’s Target Bonus, prorated to the date of the Covered Employee’s Involuntary Termination. The prorated amount of the Covered Employee’s Target Bonus that is payable in accordance with clause (iii) of the preceding sentence will be calculated by multiplying the Covered Employee’s Target Bonus by a fraction with the numerator equal to the number of days during the year in which his or her Involuntary Termination occurs that the Covered Employee was employed by the Company, and the denominator equal to 365.
4.1.2    Continued Medical Benefits. If the Covered Employee, and any spouse and/or dependents of the Covered Employee (“Family Members”), has coverage on the date of the Covered Employee’s Involuntary Termination under a group health plan sponsored by the Company, the Company will pay the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. Sections 1161-1168; 26 U.S.C. Section 4980B(f), as amended, and all applicable regulations (referred to collectively as “COBRA”), provided that the Covered Employee is eligible for and validly elects to continue coverage under COBRA for the Covered Employee and his Family Members, for a period of up to twelve (12) months.
4.1.3    Equity Award Accelerated Vesting. Except as otherwise provided in an appendix attached hereto with respect to Covered Employees employed in one or more jurisdictions outside the United States, one hundred percent (100%) of each Covered Employee’s Equity Compensation Awards automatically shall accelerate and all restrictions or repurchase rights applicable thereto shall immediately lapse so as to become fully vested and exercisable. The period over which such Equity Compensation Awards may be exercised shall be governed by the applicable provisions of the Company’s stock plans and related award agreements.
4.1.4    Outplacement Assistance. The Covered Employee shall be entitled to transitional outplacement benefits in accordance with the policies and guidelines of the Company as in effect immediately prior to the Change of Control.
5.    Severance Benefits.

5.1    Involuntary Termination Other Than During the Change of Control Determination Period. If, at any time before or after the Change of Control Determination Period, the Company (or any parent or subsidiary of the Company) terminates a Covered Employee’s employment due to death, Disability, or other than for Cause, then, subject to the Covered Employee’s compliance with Section 7, (i) the Covered Employee shall be entitled to a lump sum payment in cash equal to one (1) times the Covered Employee’s Base Pay, (ii) the Covered Employee shall be entitled to a lump sum payment in cash equal to the Covered Employee’s Target Bonus, prorated to the date of the Covered Employee’s Involuntary Termination (plus, in the case in which a Covered Employee’s employment terminates during the Sunset Period, a cash amount, in addition to any amounts otherwise payable pursuant to clauses (i), (ii) and (iii) of this Section 5.1, equal to the Covered Employee’s Target Bonus assuming one hundred percent (100%) achievement), (iii) in the case of death or Disability and notwithstanding the terms of any stock option agreement or anything else to the contrary, one hundred percent (100%) of the Covered

Employee’s Equity Compensation Awards automatically shall accelerate and all restrictions or repurchase rights applicable thereto shall immediately lapse so as to become fully vested and exercisable (and the period over which such Equity Compensation Awards may be exercised shall be governed by the applicable provisions of the Company’s stock plans and related award agreements), and (iv) if the Covered Employee and his Family Members have coverage on the date of the Covered Employee’s Involuntary Termination under a group health plan sponsored by the Company, the Company will pay the total applicable premium cost for continued group health plan coverage under COBRA, provided that the Covered Employee is eligible for and validly elects to continue coverage under COBRA for the Covered Employee and his Family Members, for a period of up to twelve (12) months. The prorated amount of the Covered Employee’s Target Bonus that is payable in accordance with the preceding sentence will be calculated by multiplying the Covered Employee’s Target Bonus by a fraction with the numerator equal to the number of days during the year in which his or her Involuntary Termination occurs that the Covered Employee was employed by the Company, and the denominator equal to 365.
6.    Parachute Payments. In the event that the severance and other benefits provided for in this Plan or otherwise payable or provided to the Covered Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Employee's severance benefits hereunder shall be either
(a)    delivered in full, or
(b)    delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Covered Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Covered Employee otherwise agree in writing, any determination required under this Section 6 shall be made in writing in good faith by the Company’s independent tax accountants immediately prior to the Change of Control (the “Accountants”). In the event of a reduction in accordance with subsection (b) above, the reduction will occur, with respect to such severance and other benefits considered “parachute payments” within the meaning of Section 280G of the Code, in accordance with the following:
(x)    Assignment of Values. Each payment will be assigned an “Economic Value” and a “280G Value.” The 280G Value will equal the value of the payment for purposes of Section 280G of the Code as determined by the Accountants in accordance with Section 280G of the Code and applicable regulations promulgated by the U.S. Treasury Department (the “Treasury Regulations”). The Economic Value will be determined as follows:
(1)    Cash payments. The Economic Value of cash payments will equal the 280G Value of each such payment.
(2)    Equity awards.
A.    Options and Stock Appreciation Rights. The Economic Value of a Share (as defined below) subject to a stock option or stock appreciation right will be the difference equal to (i) the fair market value of such Share as of the date the 280G Value of the Share is determined for purposes of this Section, minus (ii) the per share exercise price of the award.
B.    Restricted Stock and Restricted Stock Units. The Economic Value of a Share subject to a restricted stock or restricted stock unit award will be the difference equal to (i) the fair market value of such Share as of the date the 280G Value of the Share is determined for purposes of this Section, less (ii) the per share purchase price of the award, if any.
C.    For purposes of this Section 6, each share of common stock subject to each stock option, stock appreciation right, restricted stock award and restricted stock unit award, the payment or vesting acceleration of which constitutes a parachute payment within the meaning of Section 280G of the Code (a “Share”), will be a separate “payment.” As a result, an Economic Value, 280G Value, and 280G Ratio (as defined below) will be determined for each Share. For purposes of illustration only, assume that the Covered

Employee is granted an option on January 1, 2013, covering 500 Shares at a per share exercise price of $5. The option is scheduled to vest in equal annual installments of 250 Shares on January 1, 2015 and January 1, 2016. However, if a Change of Control occurs and the Covered Employee is terminated without cause, the Covered Employee is entitled to 100% vesting acceleration. On March 1, 2014, a Change of Control occurs with a deal price of $10 and the Covered Employee is terminated without cause. The Accountants determine that the Covered Employee’s severance benefits should be reduced in accordance with this Section 6 and that the amount of the 280G Value to be reduced is $100. The Accountants determine that the Economic Value, 280G Value, and 280G Ratio for each of the 500 Shares subject to the option are as follows:
(i) The Economic Value for each Share is $5 (i.e., $10 deal price less the $5 per share exercise price).
(ii) The 280G Value of each Share that would have vested on January 1, 2015 (the “2015 Shares”), is $1, as determined by the Accountants based on appropriate assumptions used in calculating the 280G Value in accordance with Section 280G of the Code and applicable Treasury Regulations.
(iii) The 280G Value of each Share that would have vested on January 1, 2016 (the “2016 Shares”), is $2, as determined by the Accountants based on appropriate assumptions used in calculating the 280G Value in accordance with Section 280G of the Code and applicable Treasury Regulations.
(iv) The 280G Ratio of each 2015 Share is 5:1 (i.e., $5 Economic Value divided by the $1 280G Value).
(v) The 280G Ratio of each 2016 Share is 5:2 (.i.e., the $5 Economic Value divided by the $2 280G Value).
The 280G Ratio of a 2016 Share is lower than the 280G Ratio of a 2015 Share. Consequently, the Accountants will reduce the 2016 Shares first. As each 2016 Share has a 280G Value of $2, the Accountants must reduce the 2016 Shares by 50 Shares (i.e., reducing the 2016 Shares by 50 Shares will reduce the Covered Employee’s aggregate 280G Value by $100 (50 Shares multiplied by $2). After taking the reduction into account, the Covered Employee vests in a total of 450 Shares (i.e., 250 Shares that would have vested on January 1, 2015 and 200 Shares that would have vested on January 1, 2016).
(3)    Other Benefits and Payments. The Economic Value of each payment attributable to Company-paid continued coverage under a group health plan sponsored by the Company and outplacement assistance, if any, will equal the 280G Value of each payment, such that the 280G Ratio for each such payment will be equal to one (1).
(y)    Ranking of Payments. After the 280G Value and Economic Value of each payment are determined, the Accountants will rank the payments in order of increasing 280G Ratio as follows: the payment with the lowest 280G Ratio will be ranked first and all other payments will be ranked in ascending order with respect to their 280G Ratios with the payment with the highest 280G Ratio ranked last. For this purpose, the “280G Ratio” will mean, with respect to each payment, the ratio determined by dividing: (1) the Economic Value of the payment by (2) the 280G Value of the payment. For purposes of clarity, the Accountants will determine a separate 280G Ratio for each Share.
(z)    Reduction of Parachute Payments. The portion of each payment that is a parachute payment under Section 280G of the Code will be reduced in the order in which the payments have been ranked in accordance with subsection (y) above. For purposes of clarity, a Share or the acceleration of a Share, as applicable, may be reduced in whole Shares only and may not be reduced by a fraction of such Share. In the event that two or more payments have the same 280G Ratio, the portion of each payment that is a parachute payment will be reduced in accordance with the following rules:
(1)    Cash Payments.
A.    With respect to two or more cash payments that have the same 280G Ratio, such payments will be reduced on a pro-rata basis.

B.    Any cash payments that have the same 280G Ratio as payments that are not cash payments will be reduced prior to reducing the payments that are not cash payments.
(2)    Equity Awards.
A.    With respect to two or more Shares, if the Shares have the same 280G Ratio, the order of reduction of such Shares will be based on the 280G Value of the Shares. Shares with a higher 280G Value will be subject to earlier reduction, such that a Share with the highest 280G Value will be reduced first and a Share with the lowest 280G Value will be reduced last.
B.    In the event that two or more Shares (i) have the same 280G Ratio and (ii) have the same 280G Value, the Shares will be subject to reduction based on the dates of grant of the equity awards covering such Shares. Shares subject to equity awards granted earlier will be subject to earlier reduction, such that a Share subject to an equity award with the earliest grant date will be reduced first and a Share subject to an equity award with the most recent grant date will be reduced last. Notwithstanding the foregoing, if any one or more Shares subject to one or more nonstatutory stock options have the same 280G Ratio as any one or more Shares subject to one or more incentive stock options, Shares subject to incentive stock options will be subject to reduction only after Shares subject to nonstatutory stock options with the same 280G Ratio have been reduced in full.
C.    Any Shares that have the same 280G Ratio as payments attributable to Company-paid continued coverage under a group health plan sponsored by the Company or outplacement assistance, if any, will be reduced prior to any such other payments having the same 280G Ratio that are neither cash nor Shares, provided that cash payments and Shares with the same 280G Ratio have been reduced in full.
(3)    Other Benefits and Payments. With respect to two or more payments that: (A) have the same 280G Ratio and (B) are payments attributable to Company-paid continued coverage under a group health plan sponsored by the Company or outplacement assistance, if any, such payments will be subject to pro rata reduction, provided that cash payments and Shares with the same 280G Ratio have been reduced in full.
For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Covered Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.
7.    Conditions to Receipt of Severance.
7.1    Release Agreement. As a condition to receiving Change of Control Severance Benefits or Severance Benefits under this Plan, each Covered Employee will be required to sign a waiver and release of all claims arising out of his or her Involuntary Termination and employment with the Company and its subsidiaries and affiliates (the “Release”). The form of release that the Covered Employee will be required to sign will be determined as follows: (i) if a Covered Employee experiences an Involuntary Termination at any time before or after the Change of Control Determination Period, the Covered Employee will be required to sign the form of release attached hereto as Appendix B (if the Covered Employee is a U.S. employee of the Company or a subsidiary) or, in a form substantially similar to Appendix B, modified as necessary to be effective under and compliant with the applicable law of the jurisdiction in which the Covered Employee resides or is employed with the Company (if the Covered Employee is a non-U.S. employee of the Company or a subsidiary); (ii) if a Change of Control is triggered by an occurrence described in Section 2.5(i), Section 2.5(ii) or Section 2.5(iii) (provided that the occurrence described in Section 2.5(iii) is approved by the Board), each Covered Employee who incurs an Involuntary Termination during the Change of Control Determination Period will be required to sign the form of release attached hereto as Appendix B (if the Covered Employee is a U.S. employee of the Company or a subsidiary) or in a form substantially similar to Appendix B, modified as necessary to be effective under and compliant with the applicable law of the jurisdiction in which the Covered Employee resides or is employed with the Company or a subsidiary (if the Covered Employee is a non-U.S. employee of the Company or a subsidiary), respectively; or (iii) if a Change of Control is triggered by an occurrence described in Section 2.5(iii) that is not approved by the Board or an occurrence described in Section 2.5(iv), each Covered Employee that incurs an

Involuntary Termination during the Change of Control Determination Period will be required to sign the form of release attached hereto as Appendix C (if the Covered Employee is a U.S. employee of the Company or a subsidiary) or in a form substantially similar to Appendix C, modified as necessary to be effective under and compliant with the applicable law of the jurisdiction in which the Covered Employee resides or is employed with the Company or a subsidiary (if the Covered Employee is a non-U.S. employee of the Company or a subsidiary). Notwithstanding the foregoing, no such modifications to the forms of release attached hereto as Appendices B and C with respect to a Covered Employee who is a non-U.S. employee of the Company or a subsidiary, may require any additional covenants or obligations on the part of the Covered Employee. For purposes of the Plan, the term “Release” shall refer to the form of release that the Covered Employee is required to execute in accordance with the second sentence of this Section 7.1. The Release will include specific information regarding the amount of time the Covered Employee will have to consider the terms of the Release and return the signed agreement to the Company. In no event will the period to return the Release be longer than sixty (60) days, inclusive of any revocation period set forth in the Release, following the later of the Covered Employee’s Involuntary Termination or the Change of Control (the “Release Period”).
7.2    Non-solicitation. As a condition to receiving Change of Control Severance Benefits or Severance Benefits under this Plan, each Covered Employee agrees that the Covered Employee will not solicit any employee of the Company (or a subsidiary) for employment other than at the Company (or a subsidiary), during the Covered Employee’s employment with the Company (or a subsidiary) and for twelve (12) months following his or her termination.
General solicitation, such as newspaper or internet advertising and the like, not specifically aimed at employees of the Company (or a subsidiary), will not constitute a breach of this Section 7.2.
7.3    Nondisparagement. During the Covered Employee’s employment with the Company (or a subsidiary) and for twelve (12) months following his or her termination, the Covered Employee and the Company (or any of its subsidiaries) will not knowingly and materially disparage, libel, slander, or otherwise make any materially derogatory statements regarding the other; provided that the Company’s obligations under this Section 7.3 shall apply only to the Company’s executive officers and members of its Board who serve in such capacities during the course of the Covered Employee’s employment with the Company (or a subsidiary) and only for so long as each such officer or member of the Board is an employee or director of the Company; provided further that the Company’s obligations under this Section 7.3 extend only to those communications that are made by the above-referenced officers or directors in their capacities as officers or directors of the Company. Notwithstanding the foregoing, nothing contained in the Plan will be deemed to restrict the Covered Employee, the Company or any of the Company’s current or former officers and/or directors from providing information to any governmental or regulatory agency or body (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant a subpoena or as otherwise required by applicable law or regulation, or in accordance with any governmental investigation or audit relating to the Company. Further, nothing contained in this Section 7.3 shall in any way limit the rights or relief that the Covered Employee or Company may have under common law or otherwise with respect to the conduct prohibited in this paragraph.
7.4    Other Requirements. A Covered Employee’s receipt of severance payments pursuant to Section 4.1 or 5.1 will be subject to the Covered Employee continuing to comply with the provisions of this Section 7 and the terms of any confidential information agreement, proprietary information and inventions agreement and such other appropriate agreement between the Covered Employee and the Company. Benefits under this Plan shall terminate immediately for a Covered Employee if such Covered Employee, at any time, violates any such agreement or the provisions of this Section 7.
8.    Timing of Benefits.
8.1    Timing of Change of Control Severance Benefits. Subject to Section 10 below, the Change of Control Severance Benefits that do not constitute Deferred Compensation Separation Benefits (as defined in Section 10 below) shall commence or be paid, as applicable, as soon as administratively practicable but within ten (10) calendar days following the later of the date of the Covered Employee’s termination of employment (or, if required by Section 10, the Covered Employee’s separation from service) or the Change of Control or, if later, on the date the Release becomes effective. Subject to Section 10 below, the Change of Control Severance Benefits that constitute Deferred Compensation Separation Benefits will commence or be paid as applicable, as follows:

8.1.1    If the Covered Employee’s Release Period ends on or before December 15 of the calendar year in which the Covered Employee’s Involuntary Termination or, if later, the Change of Control occurs, his or her Deferred Compensation Separation Benefits will commence or be made, as applicable, on or before December 31 of that calendar year.
8.1.2    If the Covered Employee’s Release Period ends after December 15 of the calendar year in which the Covered Employee’s Involuntary Termination or, if later, the Change of Control occurs, his or her Deferred Compensation Separation Benefits will commence or be paid, as applicable, on the later of (a) the first payroll date in the calendar year next following the calendar year of the Covered Employee’s Involuntary Termination or (b) the first payroll date following the date his or her Release becomes effective, subject to Section 10 below.
8.2    Timing of Severance Benefits. Subject to Section 10 below, the Severance Benefits that do not constitute Deferred Compensation Separation Benefits (as defined in Section 10 below) shall commence or be paid, as applicable, as soon as administratively practicable but within ten (10) calendar days following the date of the Covered Employee’s termination of employment (or, if required by Section 10, the Covered Employee’s separation from service) or, if later, on the date the Release becomes effective. Subject to Section 10 below, the Severance Benefits that do constitute Deferred Compensation Separation Benefits will commence or be paid as applicable, as follows:
8.2.1    If the Covered Employee’s Release Period ends on or before December 15 of the calendar year in which the Covered Employee’s Involuntary Termination occurs, his or her Deferred Compensation Separation Benefits will commence or be made, as applicable, on or before December 31 of that calendar year.
8.2.2    If the Covered Employee’s Release Period ends after December 15 of the calendar year in which the Covered Employee’s Involuntary Termination occurs, his or her Deferred Compensation Separation Benefits will commence or be paid, as applicable, on the later of (a) the first payroll date in the calendar year next following the calendar year of the Covered Employee’s Involuntary Termination or (b) the first payroll date following the date his or her Release becomes effective, subject to Section 10 below.
9.    Non-Duplication of Benefits. Notwithstanding any other provision in the Plan to the contrary, the Change of Control Severance Benefits and Severance Benefits provided hereunder are intended to be and are exclusive and in lieu of any other change of control and severance benefits or payments to which the Covered Employee may otherwise be entitled, either at law, tort, or contract, in equity, or under the Plan, in the event of any termination of the Covered Employee’s employment. The Covered Employee will be entitled to no change of control or severance benefits or payments upon a termination of employment that constitute an Involuntary Termination other than those benefits expressly set forth herein and those benefits required to be provided by applicable law or as negotiated in accordance with applicable law. Notwithstanding the foregoing, if the Covered Employee is entitled to any benefits other than the benefits under the Plan by operation of applicable law or as negotiated in accordance with applicable law, his or her benefits under the Plan shall be reduced by the value of the benefits the Covered Employee receives by operation of applicable law or as negotiated in accordance with applicable law, as determined by the Administrator in its discretion.
10.    Section 409A.
10.1     Notwithstanding anything to the contrary in the Plan, no Deferred Compensation Separation Benefits (as defined below) or other severance benefits that are exempt from Section 409A (as defined below) pursuant to Treasury Regulation Section 1.409A-1(b)(9) will become payable until the Covered Employee has a “separation from service” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”). Further, if the Covered Employee is subject to Section 409A and is a “specified employee” within the meaning of Section 409A at the time of the Covered Employee’s separation from service (other than due to death), then any Deferred Compensation Separation Benefits otherwise due to the Covered Employee on or within the six (6) month period following his or her separation from service will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the date of the Covered Employee’s separation from service. All subsequent payments of Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. For purposes of clarity, the following severance benefits shall not constitute Deferred Compensation Separation Benefits: (A) the vesting acceleration of outstanding awards of stock options, stock appreciation rights, restricted stock units or restricted stock described in Section 4.1.3 unless such awards include deferral or other features that cause such awards to be subject to Section 409A; (B) the Company-paid continued group health plan coverage described in Section 4.1.2; and (C) any other payment or benefit that satisfies the conditions described in Section 10.2 below. Notwithstanding anything herein to the contrary, if the Covered Employee dies following his or her separation from service but prior to the six (6) month anniversary of his or her date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to the Covered Employee’s estate as soon as administratively practicable after the date of his or her death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. For purposes of the Plan, “Deferred Compensation Separation Benefits” will mean the severance payments or benefits payable to the Covered Employee, if any, pursuant to the Plan that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Section 409A.
10.2    Each payment and benefit payable under the Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute a Deferred Compensation Separation Benefit. Any severance payment that entitles the Covered Employee to taxable reimbursements or taxable in-kind benefits covered by Section 1.409A-1(b)(9)(v) shall not constitute a Deferred Compensation Separation Benefit. Any severance payment or portion thereof that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute a Deferred Compensation Separation Benefit.
10.3    It is the intent of this Plan to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding anything to the contrary in the Plan, including but not limited to Section 14, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Covered Employees, to comply with Section 409A of the Code or to otherwise avoid income recognition under Section 409A of the Code prior to the actual payment of Change of Control Severance Benefits or Severance Benefits or imposition of any additional tax (provided that no such amendment shall materially reduce the benefits provided hereunder).
11.    Withholding. The Company will withhold from any Change of Control Severance Benefits or Severance Benefits all federal, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.

12.    Administration. The Plan will be administered and interpreted by the Administrator (in its, his or her sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator prior to a Change of Control with respect to the Plan, and any interpretation by the Administrator prior to a Change of Control of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. Following a Change of Control, any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document that (i) does not affect the benefits payable under the Plan shall not be subject to review unless found to be arbitrary and capricious or (ii) does affect the benefits payable under the Plan shall not be subject to review unless found to be unreasonable or not to have been made in good faith. The Administrator may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan; provided, however, that any Plan amendment or termination or any other action that could reasonably be expected to increase significantly the cost of the Plan must be approved by the Board or the Compensation Committee of the Board.

13.    Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.1 and 12, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she will not be entitled to act or pass upon any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.

14.    Amendment or Termination; Expired Plan. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Covered Employee and without regard to the effect of the amendment or termination on any Covered Employee or on any other individual. Any amendment or termination of the Plan will be in writing. Notwithstanding the preceding, (a) any amendment to the Plan that causes an individual or group of individuals to cease to be a Covered Employee will not be effective unless it both is approved by the Administrator and communicated to the affected individual in writing prior to the Change of Control Determination Period, (b) once a Covered Employee has incurred an Involuntary Termination, no amendment or termination of the Plan may, without that Covered Employee’s written consent, reduce or alter to the detriment of that Covered Employee, the Severance Benefits payable to that Covered Employee (including, without limitation, imposing additional conditions or modifying the timing of payment) and (c) during the Sunset Period, no amendment or termination of Section 5 of the Plan may, without that Covered Employee’s written consent, reduce or alter to the detriment of that Covered Employee, the Severance Benefits payable to that Covered Employee pursuant to Section 5 (including, without limitation, imposing additional conditions or modifying the timing of payment). In addition, notwithstanding the preceding, once the Change of Control Determination Period has begun, the Company may not, without a Covered Employee’s written consent, amend or terminate the Plan in any way, nor take any other action, that (a) prevents that Covered Employee from becoming eligible for Severance Benefits or Change of Control Severance Benefits under the Plan or (b) reduces or alters to the detriment of the Covered Employee the Severance Benefits or Change of Control Severance Benefits payable, or potentially payable, to a Covered Employee under the Plan (including, without limitation, imposing additional conditions or modifying the timing of payment). For the avoidance of doubt, “Change of Control Severance Benefits payable, or potentially payable” shall include any Change of Control Severance Benefits payable pursuant to an appendix attached hereto with respect to Covered Employees employed in one or more jurisdictions outside the United States as contemplated in Section 4. Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity. Notwithstanding anything in the Plan to the contrary, the Plan shall have an initial term of five (5) years commencing as of the Original Effective Date and shall automatically terminate on the fifth (5th) anniversary of the Original Effective Date unless (x) otherwise extended by the Compensation Committee of the Board, in its discretion, or (y) a Change of Control Determination Period has begun, in which event the Plan shall not terminate until the conclusion of that Change of Control Determination Period if such Change of Control Determination Period concludes after the fifth (5th) anniversary of the Original Effective Date.  On or about the fourth (4th) anniversary of the Original Effective Date, the Compensation Committee of the Board will review the Plan in good faith and determine whether to extend the initial term of the Plan.

No Participation Agreement entered into under the Expired Plan shall be deemed effective as of the Original Effective Date. This Plan is intended to, and shall, supersede, and replace, in its entirety, the Expired Severance Plan, with effect from August 5, 2013. Execution of a Participation Agreement under this Plan shall evidence an employee’s acknowledgement and agreement, to the extent that the Participant was also included under the Expired Plan, that the terms of the Participation Agreement issued under this Plan, and the terms of this Plan, supersede, replace and fully substitute for the Expired Plan, which no longer has any force or effect.

15.    Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Administrator within ninety (90) days of the earlier of (i) the date the claimant learned the amount of their Change of Control Severance Benefits or Severance Benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) days), written notice of the extension will be given within the initial ninety (90) day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim. The Administrator has delegated the claims review responsibility to the Company’s Vice President, Human Resources, except in the case of a claim filed by or on behalf of the Company’s Vice President, Human Resources, in which case, the claim will be reviewed by the Company’s Chief Executive Officer.

16.    Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within sixty (60) days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within sixty (60) days after it receives a review request. If additional time (up to sixty (60) days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice shall also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA. The Administrator has delegated the appeals review responsibility to the Company’s Vice President, Human Resources, except in the case of an appeal filed by or on behalf of the Company’s Vice President, Human Resources, in which case, the appeal will be reviewed by the Company’s Chief Executive Officer.

17.    Legal Expenses. In the event that, on or following a Change of Control that is triggered by an occurrence described in Section 2.5(iii) that is not approved by the Board or an occurrence described in Section 2.5(iv), if the Company or a Covered Employee brings an action to enforce or effect his, her or its rights under this Plan, the Company will reimburse the Covered Employee for his or her costs and expenses incurred in connection with the action (including, without limitation, in connection with the Covered Employee defending himself or herself against an action brought by the Company to enforce or effect its rights under the Plan), including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees. Notwithstanding the preceding, no reimbursement will be made to the Covered Employee for an action originally brought by the Covered Employee if an entity of competent jurisdiction issues a final order that the Covered Employee’s action was frivolous. This right to reimbursement will be subject to the following additional requirements: (i) the Covered Employee must submit documentation of the costs, expenses and fees to be reimbursed within thirty (30) days of the end of his or her taxable year in which the costs, expenses and fees were incurred; (ii) the amount of any reimbursement provided during his or her taxable year shall not affect any expenses eligible for reimbursement in any other taxable year; (iii) the reimbursement of eligible costs and expenses shall be made by the Company within thirty (30) days of the Covered Employee’s submission of documentation of the costs, expenses and fees to be reimbursed but no later than the last day of the Covered Employee’s taxable year that immediately follows the taxable year in which the costs or expenses were incurred; and (iv) the right to any such reimbursement shall not be subject to liquidation or exchange for another benefit or payment.

18.    Source of Payments. All Change of Control Severance Benefits and Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

19.    Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

20.    No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company (or a subsidiary). The Company (and each subsidiary) expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Plan, a Covered Employee may be entitled to benefits under the Plan depending upon the circumstances of his or her termination of employment.

21.    Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

22.    Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the State of California (with the exception of its conflict of laws provisions).

23.    Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

24.    Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

25.    Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

26.    Additional Information.

Plan Name:	Atmel Corporation Amended and Restated Senior Executive
Change of Control and Severance Plan

Plan Sponsor:	Atmel Corporation
1600 Technology Drive
San Jose, California 95110

Identification Numbers:	EIN: 77-0051991
PLAN: 503

Plan Year:	Company's Fiscal Year

Plan Administrator:	Atmel Corporation
Attention: Administrator of the Atmel Corporation Amended
and Restated Senior Executive Change of Control and
Severance Plan
1600 Technology Drive
San Jose, California 95110

(408) 441-0311

Agent for Service of	Atmel Corporation
Legal Process:	Attention: General Counsel
1600 Technology Drive
San Jose, California 95110

(408) 441-0311

Service of process may also be made upon the Administrator.

Type of Plan:	Severance Plan/Employee Welfare Benefit Plan

Plan Costs:	The cost of the Plan is paid by the Company.

27.    Statement of ERISA Rights.

As a Covered Employee under the Plan, you have certain rights and protections under ERISA:

(a)    You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s Human Resources Department.

(b)    You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Covered Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Covered Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Sections 15 and 16 above.)

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Appendix A

ATMEL CORPORATION
AMENDED AND RESTATED SENIOR EXECUTIVE CHANGE OF CONTROL AND SEVERANCE PLAN
PARTICIPATION AGREEMENT
This Participation Agreement (the “Agreement”) with respect to participation in the Atmel Corporation Amended and Restated Senior Executive Change of Control and Severance Plan (the “Plan”) is made as of [INSERT DATE] by and between Atmel Corporation (the “Company”) and [INSERT NAME] (“Employee”). Capitalized terms not otherwise defined herein shall have the meanings given to them in the Plan.
WHEREAS, the Company had previously adopted the Atmel Corporation Senior Executive Change of Control and Severance Plan as of August 5, 2013 (the “2013 Plan”);
WHEREAS, the Company amended and restated the 2013 Plan and has adopted and sponsors the Plan, a copy of which is attached hereto; and
WHEREAS, Employee has been selected to participate in the Plan in accordance with and subject to the terms of the Plan and this Agreement.
NOW, THEREFORE, in consideration of the mutual promises made herein, the parties hereby agree as follows:
1.Participation. Employee has been designated as a Covered Employee in the Plan, subject to Employee executing this Agreement pursuant to which Employee has agreed to, among other things, (i) waive his or her rights to any severance benefits provided under any other agreement with the Company or arrangement or plan sponsored by the Company and (ii) amend any existing employment or other agreement by and between Employee and the Company pursuant to which Employee is entitled to receive severance benefits to remove the severance provisions from such agreement. The terms and conditions of Covered Employee’s participation in the Plan are as set forth in the Plan and herein.

2.Severance Benefits. Upon satisfaction of the conditions set forth in Sections 4 or 5 of the Plan, as applicable, Employee will be eligible to receive the Change of Control Severance Benefits set forth in Section 4.1 of the Plan or the Severance Benefits set forth in Section 5.1 of the Plan, as applicable, subject to compliance with Section 7 of the Plan.

3.Condition to Receipt of Benefits. Employee acknowledges and agrees that notwithstanding anything herein, in the Plan, or otherwise to the contrary, Employee shall not be entitled to any payments or benefits from the Company under the Plan or this Agreement in connection with an Involuntary Termination of Employee’s employment with the Company unless Employee (except in the event of death or a Disability that makes Employee unable to provide a signature) has signed and not revoked a waiver and release of claims agreement in a form reasonably satisfactory to the Company. Employee also acknowledges and agrees that receipt of any Change of Control Severance Benefits or Severance Benefits will be subject to Employee’s compliance with the conditions during the time periods set forth in Sections 7.2 through 7.4 of the Plan.

4.Interaction with Other Severance Benefit Plans or Arrangements. The change of control and severance benefits and payments provided under the Plan are intended to be and are exclusive and in lieu of any other change of control and severance benefits and payments to which Employee may otherwise be entitled, either at law, tort, or contract, in equity, or under the Plan, in the event of any termination of Employee’s employment unless otherwise specifically agreed to by the Employee and the Company in an agreement entered into after the Effective Date of the Plan. Employee agrees that he or she will be entitled to no change of control or severance benefits or payments upon a termination of employment that constitute an Involuntary Termination other than those benefits expressly set forth in the Plan and those benefits required to be provided by applicable law or as negotiated in accordance with applicable law. [INSERT THE FOLLOWING ONLY FOR EMPLOYEES CURRENTLY WITH SEVERANCE PROTECTION: In particular, Employee hereby specifically waives his or her entitlement to change of control and severance benefits and payments pursuant to the [Letter] [Offer Letter] [Employment Agreement] dated [INSERT DATE] by and between Employee and the Company.] Employee further agrees to amend any existing employment or other agreement by and between Employee and the Company pursuant to which Employee is entitled to receive severance benefits to remove the severance provisions from such agreement. Notwithstanding the foregoing, if the Employee is entitled to any benefits other than the benefits under the Plan by operation of applicable law or as negotiated in accordance with applicable law, his or her benefits under the Plan shall be reduced by the value of the benefits the Employee receives by operation of applicable law or as negotiated in accordance with applicable law, as determined by the Administrator in its discretion. If Participant was included under any other plan of the Company providing the Participant change of control and/or severance benefits, Participant’s acceptance and execution of this Agreement under the Plan confirms Participant’s acknowledgement and agreement that the terms of this Agreement issued under the Plan, and the terms of the Plan, supersede, replace and fully substitute for all such other plans and that Participant’s participation in any other such plan has terminated with no further force or effect.

5.Additional Provisions.
(a)    Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
(b)    Integration; No Oral Modification. This Agreement and the Plan, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral. This Agreement may only be amended in writing signed by the parties hereto.
(c)    Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of the Agreement by such party. Such facsimile copies shall constitute enforceable original documents.
(d)    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(e)    Tax Withholding. All payments made pursuant to the Plan and this Agreement will be subject to withholding of applicable taxes.
(f)    Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
By their signatures below, the Company and Employee agree that participation in the Plan is governed by this Agreement and by the provisions of the Plan, a copy of which is attached hereto and made a part of this document. Employee acknowledges receipt of a copy of the Plan, represents that Employee has read and is familiar with its provisions and the provisions of this Agreement, and acknowledges that decisions and determinations by the Administrator under the Plan shall be final and binding on Employee.
(The remainder of this page has been intentionally left blank)

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

	ATMEL CORPORATION	EMPLOYEE

By:
[Click and Type Name]

Appendix B

ATMEL CORPORATION

AMENDED AND RESTATED SENIOR EXECUTIVE CHANGE OF CONTROL AND SEVERANCE PLAN

NON-MUTUAL AGREEMENT AND RELEASE

This Agreement and Release (“Agreement”) is made by and between [EMPLOYEE NAME] (“Employee”) and Atmel Corporation (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, in connection with the Employee’s termination of employment effective [INSERT DATE] (the “Separation Date”), the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees, as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1.Consideration; Acknowledgment of Receipt of All Wages and Benefits. The Company agrees to provide Employee with the [INSERT BENEFIT: Change of Control Severance Benefits/Severance Benefits] set forth in the Atmel Corporation Amended and Restated Senior Executive Change of Control and Severance Plan (the “Plan”) in accordance with the terms and conditions of such Plan. By signing this Agreement, Employee confirms that (i) he/she has been paid all wages, compensation and accrued but unused vacation pay due to him/her as of the Separation Date (or upon another date mutually agreed), (ii) neither the Company nor any Releasee has any obligation to Employee for any other compensation, payment, wages, salary, benefits, or remuneration of any kind, except as provided in this Section 1, and (iii) neither the Company nor any Releasee has ever denied any federal Family and Medical Leave Act or any similar state law right or benefits to him/her.

2.Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on his/her own behalf and on behalf of his/her respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, petition, action, charge, duty, right, obligation, liability, dispute, grievance, demand, or cause of action relating to any matters of any kind or character, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, conditions, or damages that have occurred up until and including the Effective Date of this Agreement (including, without limitation, the future effects of such omissions, acts, facts, conditions or damages), whether based in tort, contract (express or implied), equity, or any federal, state, or local law, statute, or regulation, including, without limitation:

a.    any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b.    any and all claims for breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; and promissory estoppel;

c.    any and all claims based on tort, including negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

d.    any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

e.    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination or harassment (on any basis including, but not limited to, age, sex, sexual orientation, national origin, race, religion, marital status, disability or medical condition); retaliation; and disability benefits;

f.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Lilly Ledbetter Fair Pay Act; the National Labor Relations Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act (both federal and California); the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code and applicable IWC Wage Order; the California Workers’ Compensation Act; the California Family Rights Act; and the California Fair Employment and Housing Act, all as amended;

g.    any and all claims for violation of the federal or any state constitution;

h.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

i.    any and all obligations for attorneys’ fees incurred in regard to the above claims (all claims listed in this Section 2 referred to collectively as “Released Claims”).

Employee agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released. Released Claims shall not, however, include (i) claims that cannot be released as a matter of law, including, but not limited to, (x) Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company), or (y) any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Agreement; (ii) any vested retirement benefits or equity rights (including any rights to exercise stock options, receive shares in respect of restricted stock units, or similar vested rights related to the Company’s equity securities); (iii) any contractual and statutory rights to be indemnified for work performed as an employee and officer of the Company; and (iv) any claims to enforce the terms of this Agreement.

3.Acknowledgment of Waiver of Claims under ADEA. This Section 3 of the Agreement shall apply only to the extent Employee is subject to the Age Discrimination in Employment Act of 1967 (the “ADEA”). Employee understands and acknowledges that he/she is waiving and releasing any rights he/she may have under the ADEA, and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that he/she has been advised by this writing that: (a) he/she should consult with an attorney prior to executing this Agreement; (b) he/she has twenty-one (21) days within which to consider this Agreement; (c) he/she has seven (7) days following his/her execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the twenty-one (21) day period identified above, Employee hereby acknowledges that he/she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4.California Civil Code Section 1542. Employee acknowledges that he/she has been advised to consult with legal counsel, and understands and agrees that the Released Claims include not only claims presently known to him/her, but also all unknown or unanticipated claims, complaints, petitions, actions, charges, duties, rights, obligations, liabilities, disputes, grievances, demands, or causes of action relating to any matters of any kind or character that would otherwise come within the scope of the Released Claims. Employee understands that he/she may hereafter discover facts different from what he/she now believes to be true, which if known, could have materially affected this Agreement, but Employee nevertheless waives any claims or rights based on different or additional facts. Employee knowingly and voluntarily waives any and all rights or benefits that he/she may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee further waives any and all rights or benefits of any similar provision of the laws of any other jurisdiction to the full extent that he/she may lawfully waive all such rights and benefits pertaining to the subject matter of this Agreement.

5.Nondisparagement. Employee and the Company agree to comply with the provisions of Section 7.3 of the Plan (relating to nondisparagement) for a period of twelve (12) months following the Separation Date.

6.Non-Solicitation. Employee agrees to comply with the provisions of Section 7.2 of the Plan (relating to non-solicitation) and shall not solicit any employee of the Company for employment other than at the Company for a period of twelve (12) months following the Separation Date.

7.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

8.No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer or other duly authorized officer of the Company.

9.Governing Law; Consent to Jurisdiction and Venue. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California, without giving effect to any choice-of-law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the Parties. All disputes arising out of or relating to this Agreement shall be subject to the exclusive jurisdiction of the California state courts, and shall be venued in Santa Clara County, or if there is exclusive federal jurisdiction, the United States District Court for the Northern District of California (San Jose Division), and the Parties hereby expressly and unconditionally consent to, and agree to submit to, the personal and exclusive jurisdiction and venue of such courts. The Parties expressly waive any argument that venue in the foregoing courts is inconvenient or improper, whether under the doctrine of forum non conveniens or otherwise.

10.Effective Date. This Agreement will become effective on the date it has been signed by both Parties (the “Effective Date”). Notwithstanding the foregoing, in the event Employee is subject to the ADEA, each Party has seven (7) days after that Party signs this Agreement to revoke it and this Agreement will become effective on the eighth

(8th) day after Employee signed this Agreement (which will be deemed the Effective Date), so long as it has been signed by the Parties and has not been revoked by either Party before that date.

11.Voluntary Execution of Agreement. Employee understands and agrees that he/she executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his/her claims against the Company and any of the other Releasees. Employee acknowledges that: (a) he/she has read this Agreement; (b) he/she has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) he/she has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his/her own choice or has elected not to retain legal counsel; (d) he/she understands the terms and consequences of this Agreement and of the releases it contains; and (e) he/she is fully aware of the legal and binding effect of this Agreement.

12.Counterparts. This Agreement may be executed in counterparts, and by facsimile or electronic transmission in portable document format (or equivalent document-scanning format) (“pdf”), and each counterpart and facsimile or pdf signature page shall have the same force and effect as an original, and shall constitute an effective, binding agreement by each of the parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

[EMPLOYEE NAME], an individual

Dated:
[EMPLOYEE NAME]

ATMEL CORPORATION

Dated:	By
[NAME]
[TITLE]

Appendix C

ATMEL CORPORATION

AMENDED AND RESTATED SENIOR EXECUTIVE CHANGE OF CONTROL AND SEVERANCE PLAN

MUTUAL AGREEMENT AND RELEASE

This Agreement and Release (“Agreement”) is made by and between [EMPLOYEE NAME] (“Employee”) and Atmel Corporation (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, in connection with the Employee’s termination of employment effective [INSERT DATE] (the “Separation Date”), the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Company Releasees, as defined below, and that the Company may have against the Employee and any of his or her Employee Releasees, as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1.Consideration; Acknowledgment of Receipt of all Wages and Benefits. The Company agrees to provide Employee with the [INSERT BENEFIT: Change of Control Severance Benefits/Severance Benefits] set forth in the Atmel Corporation Amended and Restated Senior Executive Change of Control and Severance Plan (the “Plan”) in accordance with the terms and conditions of such Plan. By signing this Agreement, Employee confirms that (i) he/she has been paid all wages, compensation and accrued but unused vacation pay due to him/her as of the Separation Date (or upon another date mutually agreed), (ii) neither the Company nor any Company Releasee has any obligation to Employee or any Employee Releasee for any other compensation, payment, wages, salary, benefits, or remuneration of any kind, except as provided in this Section 1, and (iii) neither the Company nor any Company Releasee has ever denied any federal Family and Medical Leave Act or any similar state law right or benefits to him/her.

2.Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Company Releasees”). Employee, on his/her own behalf and on behalf of his/her respective heirs, family members, executors, agents, and assigns (collectively, the “Employee Releasees”), hereby and forever releases the Company Releasees and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, petition, action, charge, duty, right, obligation, liability, dispute, grievance, demand, or cause of action relating to any matters of any kind or character, whether presently known or unknown, suspected or unsuspected, that Employee may possess against the Company or any of the other Company Releasees arising from any omissions, acts, facts, conditions, or damages that have occurred up until and including the Effective Date of this Agreement (including, without limitation, the future effects of such omissions, acts, facts, conditions or damages), whether based in tort, contract (express or implied), equity, or any federal, state, or local law, statute, or regulation, including, without limitation the Released Claims (as defined below). The Company, on its behalf and on behalf of the other Company Releasees, hereby and forever releases the Employee Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, petition, action, charge, duty, right, obligation, liability, dispute, grievance, demand, or cause of action relating to any matters of any kind or character, whether presently known or unknown, suspected or unsuspected, that the Company may possess against the Employee or any of the other Employee Releasees arising from any omissions, acts, facts, conditions or damages that have occurred up until and including the Effective Date of this Agreement

(including, without limitation, the future effects of such omissions, acts, facts, conditions or damages), whether based in tort, contract (express or implied), equity, or any federal, state, or local law, statute, or regulation, including, without limitation the Released Claims (as defined below). For purposes of this Agreement, the “Released Claims” include:

a.    any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b.    any and all claims for breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; and promissory estoppel;

c.    any and all claims based on tort, including negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

d.    any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

e.    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination or harassment (on any basis including, but not limited to, age, sex, sexual orientation, national origin, race, religion, marital status, disability or medical condition); retaliation; and disability benefits;

f.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Lilly Ledbetter Fair Pay Act; the National Labor Relations Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act (both federal and California); the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code and applicable IWC Wage Order; the California Workers’ Compensation Act; the California Family Rights Act; and the California Fair Employment and Housing Act, all as amended;

g.    any and all claims for violation of the federal or any state constitution;

h.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

i.    any and all obligations for attorneys’ fees incurred in regard to Released Claims.

The Company and Employee agree that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released. Released Claims shall not, however, include (i) claims that cannot be released as a matter of law, including, but not limited to, (x) Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company), or (y) any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Agreement; (ii) any vested retirement benefits or equity rights (including any rights to exercise stock options, receive shares in respect of restricted stock units, or similar vested rights related to the Company’s equity securities); (iii) any contractual and statutory rights to be indemnified for work performed as an employee and officer of the Company; and (iv) any claims to enforce the terms of this Agreement.

3.Acknowledgment of Waiver of Claims under ADEA. This Section 3 of the Agreement shall apply only to the extent Employee is subject to the Age Discrimination in Employment Act of 1967 (the “ADEA”). Employee understands and acknowledges that he/she is waiving and releasing any rights he/she may have under the ADEA, and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that he/she has been advised by this writing that: (a) he/she should consult with an attorney prior to executing this Agreement; (b) he/she has twenty-one (21) days within which to consider this Agreement; (c) he/she has seven (7) days following his/her execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the twenty-one (21) day period identified above, Employee hereby acknowledges that he/she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4.California Civil Code Section 1542. Employee acknowledges that he/she has been advised to consult with legal counsel, and understands and agrees that the Released Claims include not only claims presently known to a him/her, but also all unknown or unanticipated claims, complaints, petitions, actions, charges, duties, rights, obligations, liabilities, disputes, grievances, demands, or causes of action relating to any matters of any kind or character that would otherwise come within the scope of the Released Claims. Employee understands that he/she may hereafter discover facts different from what he/she now believes to be true, which if known, could have materially affected this Agreement, but Employee nevertheless waives any claims or rights based on different or additional facts. Employee knowingly and voluntarily waives any and all rights or benefits that he/she may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee further waives any and all rights or benefits of any similar provision of the laws of any other jurisdiction to the full extent that he/she may lawfully waive all such rights and benefits pertaining to the subject matter of this Agreement.

5.Company’s Release of Known Claims. The Parties recognize and agree that the release provided by the Company shall be a release of only those claims that the Company is aware of or should be aware of as of the Effective Date, which shall include, but not be limited to, those claims that the Company is aware of or should be aware of during the period beginning three (3) months before the Change of Control and ending on the Effective Date. The Company’s release shall not extend to or include unknown claims.

6.Nondisparagement. Employee and the Company agree to comply with the provisions of Section 7.3 of the Plan (relating to nondisparagement) for a period of twelve (12) months following the Separation Date.

7.Non-Solicitation. Employee agrees to comply with the provisions of Section 7.2 of the Plan (relating to non-solicitation) and shall not solicit any employee of the Company for employment other than at the Company for a period of twelve (12) months following the Separation Date.

8.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

9.No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer or other duly authorized officer of the Company.

10.Governing Law; Consent to Jurisdiction and Venue. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California, without giving effect to any choice-of-law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the Parties. All disputes arising out of or relating to this Agreement shall be subject to the exclusive jurisdiction of the California state courts, and shall be venued in Santa Clara County, or if there is exclusive federal jurisdiction, the United States District Court for the Northern District of California (San Jose Division), and the Parties hereby expressly and unconditionally consent to, and agree to submit to, the personal and exclusive jurisdiction and venue of such courts. The Parties expressly waive any argument that venue in the foregoing courts is inconvenient or improper, whether under the doctrine of forum non conveniens or otherwise.

11.Effective Date. This Agreement will become effective on the date it has been signed by both Parties (the “Effective Date”). Notwithstanding the foregoing, in the event Employee is subject to the ADEA, each Party has seven (7) days after that Party signs this Agreement to revoke it and this Agreement will become effective on the eighth (8th) day after Employee signed this Agreement (which will be deemed the Effective Date), so long as it has been signed by the Parties and has not been revoked by either Party before that date.

12.Voluntary Execution of Agreement. Employee understands and agrees that he/she executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his/her claims against the Company and any of the other Company Releasees. Employee acknowledges that: (a) he/she has read this Agreement; (b) he/she has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) he/she has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his/her own choice or has elected not to retain legal counsel; (d) he/she understands the terms and consequences of this Agreement and of the releases it contains; and (e) he/she is fully aware of the legal and binding effect of this Agreement.

13.Counterparts. This Agreement may be executed in counterparts, and by facsimile or electronic transmission in portable document format (or equivalent document-scanning format) (“pdf”), and each counterpart and facsimile or pdf signature page shall have the same force and effect as an original, and shall constitute an effective, binding agreement by each of the parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

[EMPLOYEE NAME], an individual

Dated:
[EMPLOYEE NAME]

ATMEL CORPORATION

Dated:	By
[NAME]
[TITLE]